EVEREST & JENNINGS INTERNATIONAL LTD.

               NOTICE OF 1994 ANNUAL MEETING OF STOCKHOLDERS

                               May 23, 1994


    Notice is hereby given that the 1994 Annual Meeting of Stockholders (the "Annual Meeting") of Everest & Jennings International Ltd. (the "Company") will be held at 1100 Corporate Square Drive, St. Louis, Missouri 63132, on May 23, 1994, commencing at 11:00 a.m. The Annual Meeting is being held for the following purposes:

        (1) To elect five (5) members of the Board of Directors.

        (2) To ratify the appointment of Price Waterhouse as the independent accountants of the Company for fiscal 1994.

        (3) To transact such other business as properly may come before the meeting or any adjournment thereof.

    Only stockholders of record at the close of business on April 8, 1994 are entitled to vote at the Annual Meeting.

    All stockholders are cordially invited to attend the meeting in person. IN ANY EVENT, PLEASE MARK YOUR VOTES, THEN DATE AND SIGN THE ENCLOSED FORM(S) OF PROXY AND RETURN YOUR VOTED PROXY OR PROXIES PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE WHETHER OR NOT YOU CURRENTLY PLAN TO ATTEND THE ANNUAL MEETING. YOU MAY REVOKE YOUR PROXY IF YOU DECIDE TO ATTEND THE ANNUAL MEETING AND WISH TO VOTE YOUR SHARES IN PERSON.

                              BY ORDER OF THE BOARD OF DIRECTORS


                              JOSEPH A. NEWCOMB
                              Secretary

St. Louis, Missouri
April 22, 1994


                   EVEREST & JENNINGS INTERNATIONAL LTD.
                        1100 Corporate Square Drive
                         St. Louis, Missouri 63132

                             ________________

                              PROXY STATEMENT
                             ________________


                                  GENERAL

    This Proxy Statement (first mailed on or about April 22, 1994 to stockholders of record on April 8, 1994) is furnished in connection with the solicitation by the Board of Directors of Everest & Jennings International Ltd. (the "Company") of Proxies for use at the 1994 Annual Meeting of Stockholders (the "Annual Meeting"), or at any adjournment thereof. The Annual Meeting will be held on May 23, 1994, at 11:00 a.m., at 1100 Corporate Square Drive, St. Louis, Missouri 63132.

    The Annual Meeting is being held: (i) to elect five (5) members of the Board of Directors of the Company; (ii) to ratify the appointment of Price Waterhouse as the independent accountants of the Company for fiscal 1994; and (iii) to transact such other business as properly may be brought before the meeting or any adjournment thereof.

    Separate forms of Proxy apply to the Company's Common shares, Series A Convertible Preferred Stock, Series B Convertible Preferred Stock and Series C Convertible Preferred Stock. Enclosed is a form of Proxy for the shares of Common stock and each Series of Preferred Stock held by you on the Record Date, as defined below.

    Unless otherwise indicated on the forms of Proxy, shares represented by any Proxy on the enclosed forms will, if the Proxy is properly executed and received by the Company prior to the Annual Meeting, be voted FOR each of the nominees for director shown on the form of Proxy and FOR ratification of the appointment of Price Waterhouse as the independent accountants of the Company. Any Proxy executed and returned to the Company may be revoked by the person giving it by delivering a later signed and dated Proxy or other written notice of revocation to the Secretary of the Company at any time prior to the exercise of the Proxy. A Proxy is also subject to revocation if the person executing the Proxy is present at the Annual Meeting and chooses to vote in person.


                              STOCK OWNERSHIP

    The stockholder shown in the following table is known to have owned beneficially, as of April 8, 1994, at least 5% of any class or series of the Company's shares. Some of the following information concerning share ownership is based upon Schedules 13D filed with the Securities and Exchange Commission (the "SEC").

                               Shares of       Shares of       Shares of
                 Shares of      Series A        Series B        Series C
                   Common      Preferred       Preferred       Preferred
                   Stock         Stock           Stock           Stock
                Beneficially  Beneficially    Beneficially    Beneficially
                  Owned(1)      Owned(2)        Owned(2)        Owned(2)
                ------------  ------------    ------------    ------------
Name/Address   No. of Shares No. of Shares   No. of Shares   No. of Shares
of Beneficial  ------------- -------------   -------------   -------------
Owner             Percent       Percent         Percent         Percent
- - -------------     -------       -------         -------         -------

BIL (Far East
Holdings)      57,799,352(3)   6,622,206        786,357        20,000,000
Limited ("BIL")
2801 Three       79.05%(3)        100%            100%            100%
Exchange Square
Central, Hong Kong

[FN]
(1) For purposes of this chart, a total of 73,114,790 Common shares are deemed to be outstanding as of April 8, 1994 as follows: 72,199,612 shares actually outstanding; 25,799 Common shares issuable to past and current directors of the Company in lieu of certain directors fees; and 889,379 shares issuable pursuant to options granted under the Company's 1990 Omnibus Stock Incentive Plan which are currently exercisable or will become exercisable within 60 days after April 8, 1994. The following shares are not included: approximately 83,650 shares issuable on exercise of outstanding options granted under the Company's 1981 Stock Option Plan (all of which are exercisable at exercise prices in excess of the highest closing price for the Class A Common shares for the 52-week period ended April 8, 1994, and which the Company accordingly believes are unlikely to be exercised within 60 days of April 8, 1994); 6,622,206 shares issuable on conversion of the outstanding Series A Preferred Stock; 786,357 shares issuable on conversion of the outstanding Series B Preferred Stock; and 20,000,000 shares issuable on conversion of the outstanding Series C Preferred Stock.

(2) Except as required by applicable law, each share of Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock has the same voting rights as a Common share of the Company and the holders of the Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock have the right to vote together with the holders of the Common shares as a class (including with respect to the election of directors).

(3) Includes a total of 4,000 Common shares issuable to Robert G. Sutherland, Michael S. Dreyer and Terry E. Vandewarker, respectively, in lieu of cash payment of certain director fees. Messrs. Dreyer and Vandewarker are former directors of the Company. Pursuant to the terms of their employment or consulting arrangements with BIL and its affiliates, Messrs. Sutherland, Dreyer and Vandewarker have assigned such shares to BIL.


                             QUORUM AND VOTING

    Only stockholders of record as of the close of business on April 8, 1994 (the "Record Date") will be entitled to vote at the Annual Meeting. On that date, 72,199,612 Common shares, $0.01 par value; 6,622,206 shares of Series A Preferred Stock, $0.01 par value; 786,357 shares of Series B Preferred Stock, $0.01 par value; and 20,000,000 shares of Series C Preferred Stock, $0.01 par value, were outstanding.

    The presence at the Annual Meeting, in person or by proxy, of the holders of a majority of the outstanding shares of the Common Stock, the Series A Preferred Stock, the Series B Preferred Stock and the Series C Preferred Stock is necessary to constitute a quorum for transacting business, the election of directors and any other matter requiring a vote by class. The holders of Common shares, Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock are entitled to one (1) vote per share.

    Cumulative voting is permitted in the election of directors provided that at least one stockholder has given notice at the Annual Meeting, before voting has commenced, of an intention to cumulate votes. If any one stockholder gives notice of an intention to cumulate votes, all stockholders may cumulate their votes for the candidates. To cumulate votes, a stockholder may cast as many votes as there are directors to be elected by his or her class of stock multiplied by the number of shares of that class registered in his or her name on the Record Date. These votes may be cast all for one (1) candidate or may be distributed among the candidates at the discretion of the stockholder. In any election of directors, the candidates receiving the highest number of affirmative votes of the shares entitled to be voted for them up to the number of directors to be elected by such shares are elected; votes against the director and votes withheld have no legal effect. The Company is not aware that any stockholder intends to cumulate votes at the Annual Meeting.

    As of April 8, 1994, the Company's current officers, directors and director nominees as a group owned of record or beneficially 60,810,807 (approximately 84.2%) of the outstanding Common shares, all of the outstanding shares of Series A Preferred Stock, all of the outstanding shares of Series B Preferred Stock, and all of the outstanding shares of Series C Preferred Stock. Accordingly, as of the Record Date, the Company's current officers and directors beneficially owned approximately 88.6% of the total outstanding Common shares, Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock.

    Because his position as a director of BIL may give him the power to direct the voting of shares over which BIL has voting control, Rodney F. Price, a current director and a nominee for director of the Company, is deemed to be a beneficial owner of the aggregate 85,207,915 (85.5%) shares of Common stock, Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock which BIL has the power to vote for the election of directors.

    Because his position as a general partner of the general partner of Ampersand Specialty Materials Ventures Limited Partnership ("ASMVLP") may give him the power to direct the voting of shares over which ASMVLP has voting control, Charles D. Yie, a current director and a nominee for director of the Company, is deemed to be a beneficial owner of the 2,581,970 shares of Common stock which ASMVLP has the power to vote for the election of directors.

    Under applicable cumulative voting procedures, as of April 8, 1994, the current officers, directors and director nominees of the Company had beneficial ownership of shares of stock with the power to elect all of the five (5) Directors. If votes are not cumulated for the election of directors at the Annual Meeting, the current officers, directors and director nominees of the Company had the power as of April 8, 1994 to elect all of the five (5) Directors. The ratification of the appointment of Price Waterhouse as independent accountants for the Company will require the affirmative vote of a majority of the votes of the Common sharesand the shares of Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock voting together and counted in the manner set forth above, present and voting at the Annual Meeting in person or by Proxy.



                 RECLASSIFICATION OF CLASS A COMMON SHARES
                         AND CLASS B COMMON SHARES

    On March 17, 1992, the stockholders of the Company approved a Plan of Reclassification. Under the Plan of Reclassification, the Certificate of Incorporation of the Company was amended to reclassify the Company's authorized Class A Common shares and Class B Common shares with a new single class of Common Stock (the "Single Class Common Stock") having 25,000,000 authorized shares and reclassified each outstanding Class A Common share and each outstanding Class B Common share into one share of such new Single Class of Common Stock. The Plan of Reclassification became effective as of the close of business on November 18, 1993.

    The elimination of the Class B Common shares had the effect of shifting the ability to elect a majority of the Board of Directors of the Company from the holders of the Class B Common Stock to those persons who hold a majority of the new Single Class Common Stock. The Class B Common shares lost the right to elect a specified portion of the Board of Directors. The voting power of the former holders of Class A and Class B Common shares have been further affected by the issuance of shares of Series A Preferred Stock and Series B Preferred Stock to BIL.

    The voting power of the former holders of Class A Common shares was increased from one-tenth (1/10th) vote per share to one (1) vote per share on all matters other than the election of a specified portion of the Board of Directors. Similarly, in all matters other than the election of directors, the voting power of the former holders of Class B Common shares was diluted by the Plan of Reclassification as a result of the ten-fold increase in the voting power of each former Class A Common share.




              MATTERS TO BE CONSIDERED AT THE ANNUAL MEETING

                              PROPOSAL NO. 1
                           ELECTION OF DIRECTORS

THE BOARD OF DIRECTORS

    The Company's Bylaws provide for a Board of Directors of five (5) members as of the Annual Meeting.

    Each of the persons listed below has been nominated by the Company's current Board of Directors for election to the Board at the Annual Meeting. Each director will hold office until the next Annual Meeting and until his or her successor is elected and qualified.

    If the enclosed Proxy is properly executed and returned to the Company before the Annual Meeting, the persons named in the Proxy will vote the shares represented by the Proxy FOR the nominees shown on the Proxy. The persons named in the Proxy will have the right to vote cumulatively and to distribute votes among nominees as they consider advisable. If any of the nominees becomes unavailable for any reason, or if a vacancy should occur before the election, the shares represented by the Proxy will be voted FOR the person, if any, who is designated by the Board of Directors to replace the nominee or to fill the vacancy on the Board. The Board of Directors has no reason to believe that any of the nominees will be unavailable or that any vacancy on the Board of Directors will occur. All nominees have consented to be named and have indicated their intent to serve if elected.


INFORMATION REGARDING NOMINEES

    The following tables set forth certain information concerning all nominees for election. The number of shares shown for each nominee as of April 8, 1994 includes shares, if any, held beneficially or of record by each nominee's spouse; voting and investment power of the shares also may be shared by spouses. In addition, the number of shares shown for each nominee includes shares which the nominee may purchase or acquire pursuant to the exercise of any outstanding stock option or conversion of any convertible security exercisable or convertible on or before June 8, 1994; the percentage of shares owned by each nominee is calculated by using as the total number of shares of that class or series of stock the actual number of shares outstanding on the Record Date, plus the number of shares as to which that nominee as of April 8, 1994 had beneficial ownership due to his or her ability to exercise a stock option or to convert a security within sixty (60) days after such date.

                         Principal Occupations and
                         Affiliations Over the Last
                         Five Years; Directorships in              Director
Name                Age  Other Publicly Held Companies               Since
- - ----                ---  -----------------------------             --------

Dianne J. Jennings  35   Self-employed Certified Public Accountant     1988
                         since May 1, 1993; Certified Public
                         Accountant with Barnard, Vogler & Co.
                         from February 15,  1989 to April 30,
                         1993; accountant with Barnard, Vogler &
                         Co. from September 1986 to February 14,
                         1989.

Robert C. Sherburne 73   Private investor; Chairman of Zac Ind.,       1982
                         a manufacturer, from February 1985 to
                         June 1990; director of Zero Corp. from
                         1975 to 1992.

Rodney F. Price     50   Director, Brierley Investments Ltd.           1994
                         since 1993; Managing Director & CEO,
                         Pioneer International Ltd. from 1990 to
                         1993; Managing Director & CEO,
                         Industrial Equity Limited (IEL) from
                         1986 to 1989.  Chairman, Australia Media
                         Ltd.; Director, Ilvis; Director, Mount
                         Charlotte Investments.

Bevil J. Hogg       46   President and Chief Executive Officer         1994
                         since January 21, 1994; Executive Vice
                         President from January 14, 1994 to
                         January 20, 1994; Chief Executive
                         Officer of Medical Composite Technology,
                         Inc. from December 16, 1992 to January
                         13, 1994; Chief Executive Officer of
                         Cycle Composite, Inc. from 1986 to
                         December, 1992.

Charles D. Yie      35   General Partner of Ampersand Ventures, a      1994
                         venture capital investment company,
                         since 1989; Principal from 1987 to 1989.

                               Shares of       Shares of       Shares of
                 Shares of      Series A        Series B        Series C
                   Common      Preferred       Preferred       Preferred
                   Stock         Stock           Stock           Stock
                Beneficially  Beneficially    Beneficially    Beneficially
                  Owned(1)      Owned(2)        Owned(2)        Owned(2)
                ------------  ------------    ------------    ------------
Name/Address   No. of Shares No. of Shares   No. of Shares   No. of Shares
of Beneficial  ------------- -------------   -------------   -------------
Owner             Percent       Percent         Percent         Percent
- - -------------     -------       -------         -------         -------

B. J. Hogg         332,239         0               0               0
                     *             *               *               *

D. J. Jennings      83,870(3)      0               0               0
                     *             *               *               *

R. F. Price     57,799,352(5) 6,622,206(5)     786,357(5)    20,000,000(5)
                   79.05%         100%            100%            100%

R. C. Sherburne      4,433(4)      0               0               0
                     *             *               *               *

C. D. Yie        2,581,970(6)      0               0               0
                    3.5%           *               *               *

[FN]
  * The percentage of shares beneficially owned does not exceed 1% of the outstanding shares of the applicable class.

(1) For purposes of this chart, a total of 73,114,790 Common shares are deemed to be outstanding as of April 8, 1994 as follows: 72,199,612 shares actually outstanding; 25,798 Common shares issuable to past and current directors of the Company in lieu of certain directors fees; and 889,379 shares issuable under options granted under the Company's 1990 Omnibus Stock Incentive Plan which are currently exercisable or will become exercisable within 60 days after April 8, 1994. The following shares are not included: approximately 83,650 shares issuable on exercise of outstanding options granted under the Company's 1981 Stock Option Plan (all of which are exercisable at exercise prices in excess of the highest closing price for the Class A Common shares and single class Common shares for the 52-week period ended April 8, 1994 and which the Company accordingly believes are unlikely to be exercised within 60 days of April 8, 1994); 6,622,206 shares issuable on exercise of the outstanding Series A Preferred Stock; 786,357 shares issuable on conversion of the outstanding Series B Preferred Stock; and 20,000,000 shares issuable on conversion of the outstanding Series C Preferred Stock.

(2) Except as required by applicable law, each share of Series A Preferred Stock, Series B Preferred Stock, and Series C Preferred Stock has the same voting rights as a share of Common stock of the Company.

(3) Includes 4,683 Common shares issuable to Ms. Jennings in lieu of payment of 50% of accrued directors fees payable to her and 5,803 shares owned by Ms. Jennings' husband.

(4) Includes 3,933 Common shares issuable to Mr. Sherburne in lieu of payment of 50% of accrued directors fees payable to him.

(5) Consists entirely of shares of stock beneficially owned by BIL and which Mr. Price may be deemed to own beneficially because he is a director of BIL.

(6) Consists entirely of shares of stock beneficially owned by ASMVLP and which Mr. Yie may be deemed to own beneficially because he is a general partner of the general partner of ASMVLP.



AGREEMENTS REGARDING THE ELECTION OF DIRECTORS

    As of August 30, 1991, BIL entered into Stockholder Agreements (collectively the "A/B Exchange Agreements") and Offer and Election Agreements pursuant to which the following stockholders (the "Exchanging Stockholders") declined an opportunity granted by BIL to acquire an interest in an Amended and Restated 9% Subordinated Convertible Note (the "Amended Convertible Note") issued by the Company, agreed to exchange each Class B Common share held by them for a Class A Common share held by BIL and granted to BIL proxies (the "New Proxies") to vote all Class A Common shares held by them to approve certain matters: Sybil M. Jennings, as Trustee of The Harry and Sybil Jennings Family Residual Trust Under Agreement Dated May 1, 1976 (the "SMJ Family Trust"); Sybil M. Jennings, as Trustee of The Harry and Sybil Jennings Family Survivors Trust Under Agreement Dated May 1, 1976 (the "SMJ Survivors Trust"); Elizabeth A. Jennings, as Trustee of The Gerald M. Jennings and Elizabeth A. Jennings Revocable Survivor Trust (the "EAJ Survivors Trust"); Elizabeth A. Jennings, as Trustee of The Gerald M. Jennings and Elizabeth A. Jennings Irrevocable Family Trust (the "EAJ Family Trust"); David D. Jennings; and Dianne J. Jennings. The failure of BIL to vote to approve certain matters at the Company's Annual Meeting held on March 17, 1992 would have permitted the Exchanging Stockholders to revoke the New Proxies and would have caused reversal of the exchanges pursuant to the A/B Exchange Agreements. At such Annual Meeting, BIL voted in favor of the matters covered by the New Proxies and the New Proxies terminated as of March 17, 1992. The A/B Exchange Agreements obligate BIL, and BIL affiliates to which it transfers any such stock or voting right, to vote for a period of three (3) years ending August 30, 1994, all shares of Company stock owned by BIL and all other shares of Company stock which BIL at any time has the right to vote for the election of directors, to elect Dianne J. Jennings, or her nominee, to the Board of Directors.

    The Company has agreed, through July, 1995 and pursuant to the terms of the acquisition of Medical Composite Technology, Inc., to nominate two nominees for election to the Board of Directors as designated by the holders of at least a majority of the Common shares issued by the Company in such acquisition. Additionally, the Company agreed that the Board of Directors would not exceed 15 persons during such time period.



NUMBER OF DIRECTORS BIL AND OTHER STOCKHOLDERS CAN ELECT

    The following table sets forth information, for both cumulative and non-cumulative voting, regarding the number of directors to be elected at the Annual Meeting, the number of votes required to elect directors, the number of directors which BIL has the power to elect and the number of directors which may be elected by the stockholders other than BIL.


                                                            Non-
                                   Cumulative Vote    Cumulative Vote
                                   ---------------    ---------------

Total Number of Directors                 5                  5

Number of Votes Required
    to Elect One Director             16,601,363         49,804,088

Number of Votes Required
    to Elect All Directors            83,006,813         49,804,088

Number of Directors BIL Can Elect         5                  5

Number of Directors Other
    Stockholders Can Elect                0                  0



                              PROPOSAL NO. 2


                  APPOINTMENT OF INDEPENDENT ACCOUNTANTS

    The Company has employed Price Waterhouse as its independent accountants. During fiscal year 1993, the audit services of Price Waterhouse included the audit of the Company's consolidated financial statements, services related to filings with the Securities and Exchange Commission and accounting consultation services.

    The rendition of routine audit and non-audit services by Price Waterhouse was reviewed and approved in advance by the Audit Committee on behalf of the Board of Directors. As part of the process, the Audit Committee also considered whether the rendition by that firm of certain non-audit services affects its independence as the Company's independent accountants and concluded that it does not.

    It is anticipated that representatives of Price Waterhouse will be present at the Annual Meeting and will have an opportunity to make a statement, if they wish to do so, and to respond to any appropriate inquiries of the stockholders or their representatives.


VOTE REQUIRED AND RECOMMENDED FOR APPROVAL

    The Board of Directors and its Audit Committee recommend that the stockholders vote FOR the appointment of Price Waterhouse as independent accountants to perform the audit of the Company's accounts for the 1994 fiscal year.

    BIL has indicated that it intends to vote all of its Common shares, Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock FOR ratification of the appointment of Price Waterhouse as independent accountants. Such a vote by BIL, standing alone, would constitute ratification of such appointment by the stockholders.

                   IDENTIFICATION OF EXECUTIVE OFFICERS

    The following table sets forth certain information concerning all current executive officers of the Company.

                Officer  Positions with      Business Experience
Name/Age         Since   the Company         During Past Five Years
- - --------        -------  --------------      ----------------------

Bevil J. Hogg     1993   President and       President and Chief Executive
46                       Chief Executive     Officer since January 21,
                         Officer             1994; Executive Vice President
                                             from January 14, 1994 to
                                             January 20, 1994; CEO of
                                             Medical Composite Technology,
                                             Inc. from December 16, 1992 to
                                             January 13, 1994; CEO of Cycle
                                             Composite, Inc. from 1986 to
                                             December, 1992.

Joseph A. Newcomb 1992   Executive Vice      Chief Financial Officer since
43                       President, Chief    January 21, 1994; Executive
                         Financial Officer   Vice President and General
                         and Secretary       Counsel of the Company  since
                                             December 15, 1992; Secretary
                                             of the Company since March 17,
                                             1992; Vice President and
                                             General Counsel of BIL (USA)
                                             Inc. from June 1989 to
                                             September 30, 1993; Vice
                                             President, General Counsel and
                                             Secretary of Capital
                                             Associates, Inc. (an equipment
                                             leasing and finance company)
                                             from April 1984 to June 1989.

Robert A. Swatek  1993   Executive Vice      Executive Vice President -
47                       President,          Operations since March 29,
                         Operations          1993; Analyst and Director of
                                             Alexander Proudfoot Co. from
                                             January 1990 to March 1993;
                                             independent contract
                                             consultant from June 1982 to
                                             January 1990.

Stephen A. Dezember1992  Executive Vice      Executive Vice President -
49                       President,          Sales and Marketing since
                         Sales & Marketing   January 13,1992; Vice
                                             President,  Marketing and
                                             Sales of Beiersdorf, AG, Jobst
                                             Institute, formerly a division
                                             of Bristol-Meyers Squibb, from
                                             October 1986 to January 1992.

Joseph E. Mata    1992   Executive Vice      Executive Vice President -
42                       President,          Human Resources since March
                         Human Resources     30, 1992; Vice President Human
                                             Resources of Gerry Baby
                                             Products Company, a division
                                             of Huffy Corporation, from
                                             January 1988 to March 1992;
                                             Vice President Human Resources
                                             of Raleigh Cycle Co. of
                                             America, a division of Huffy
                                             Corporation, from May 1985 to
                                             January 1988.

Douglas L. Rash   1993   Executive Vice      Executive Vice President - New
50                       President, New      Business Development and
                         Business            Institutional Group since
                         Development and     November 8, 1993; Vice
                         Institutional Group President and General Manager
                                             of Clinicare Systems Divi-
                                             sion of Gaymar Industries from
                                             1988 to November, 1993.

                     INFORMATION CONCERNING MANAGEMENT

SUMMARY OF CASH COMPENSATION AND CERTAIN OTHER COMPENSATION

    The following Summary Compensation Table shows for the fiscal years ended December 31, 1991, 1992 and 1993, the cash compensation paid by the Company as well as certain other compensation paid or accrued for those years, to the CEO and the other four most highly compensated executives of the Company for services rendered in all capacities:


                      SUMMARY COMPENSATION TABLE

                                        Annual Compensation
                             ------------------------------------------
                                                              Other
                                                              Annual
Name and                                Salary      Bonus  Compensation
Principal Position           Year         ($)        ($)       ($)
- - ------------------           ----       ------      -----  ------------

C. Richard Piazza            1993       74,959(1)     0       2,722(2)
President, Chief Executive   1992          0
Officer and a Director       1991          0          0          0
of the Company

Stephen A. Dezember          1993      140,000        0       8,040(5)
Executive VP,                1992      136,452        0       5,000(7)
Sales and Marketing          1991          0          0          0

John G. Cowan                1993      127,500(9)     0          0
President & CEO of           1992      127,500(9)     0          0
E&J Canadian Ltd.            1991      127,500(9)     0          0

Robert A. Swatek             1993      121,793(10)    0       5,453(11)
Executive VP,                1992          0          0          0
Operations                   1991          0          0          0

Ralph E. Wolf                1993       92,346(12)    0       4,770(13)
Executive VP and Chief       1992          0          0          0
Financial Officer            1991          0          0          0




SUMMARY COMPENSATION TABLE (continued)

                                Long-Term Compensation
                        --------------------------------------
                                Awards             Payouts
                        ----------------------     -------
                         Restricted                             All
                           Stock      Options/       LTIP      Other
Name and                  Award(s)      SARs       Payouts  Compensation
Principal Position          ($)         ($)          ($)        ($)
- - ------------------        -------      ------       -----   ------------

C. Richard Piazza            0         500,000(3)     0        35,000(4)
President, Chief Executive   0             0
Officer and a Director       0             0          0           0
of the Company

Stephen A. Dezember          0             0          0        13,633(6)
Executive VP,                0          50,000        0        31,791(8)
Sales and Marketing          0             0          0           0

John G. Cowan                0             0          0           0
President & CEO of           0             0          0           0
E&J Canadian Ltd.            0             0          0           0

Robert A. Swatek             0          69,000        0           0
Executive VP,                0             0          0           0
Operations                   0             0          0           0

Ralph E. Wolf                0          36,000        0           0
Executive VP and Chief       0             0          0           0
Financial Officer            0             0          0           0

[FN]
 (1) Hired in 1993 at an annual salary of $275,000; resigned January 21, 1994.

 (2) Includes $2,585 car allowance, and $137 representing the Company's matching contribution under the 401(k) Plan.

 (3)    Expired April 20, 1994.

 (4)    Consists of $35,000 relocation assistance bridge loan.

 (5) Includes $7,200 car allowance, and $840 representing the Company's matching contribution under the 401(k) Plan.

 (6)    Relocation expense in connection with hiring.

 (7)    Car allowance.

 (8)    Relocation expense in connection with hiring.

 (9) Includes an annual salary of US$121,500 and car allowance of US$6,000.

(10)    Hired in 1993 at annual salary of $160,000.

(11) Includes $5,400 car allowance, and $53 representing the Company's matching contribution under the 401(k) Plan.

(12)    Hired in 1993 at annual salary of $140,000; resigned as of January
    21, 1994.

(13)    Car allowance.



    The Company has not included in the table above the incidental personal value of perquisites furnished by the Company to current executive officers if such incidental personal value did not exceed the lesser of $50,000 or 10% of the total of annual salary and bonus reported for the named executive officer in the table above.


STOCK OPTIONS AND STOCK APPRECIATION RIGHTS

    The following table contains information concerning grants of stock options to the executive officers named previously in the Summary Compensation Table for 1993. There were no stock appreciation rights granted in 1993. The exercise price for all of the grants of stock options was the fair market value on the date of the grant. The options were granted pursuant to the Company's 1990 Omnibus Stock Incentive Plan, dated November 2, 1990 (the "Omnibus Plan"):



                       OPTION/SAR GRANTS DURING THE
                    FISCAL YEAR ENDED DECEMBER 31, 1993

                                       Individual Grants
                        ------------------------------------------------
                                    % of Total
                                   Options/SARs
                       Options/     Granted to
                         SARs       Employees    Exercise or
                       Granted      in Fiscal     Base Price  Expiration
Name                      #            1993         ($/Sh)       Date
- - ------------------     ------       ----------    ---------   ----------

C. Richard Piazza      500,000(1)     69.5           1.625     9-24-03
Stephen A. Dezember          0           0              0        -----
John G. Cowan                0           0              0        -----
Robert A. Swatek        60,000(2)      8.3           1.3125    3-29-03
Ralph E. Wolf           36,000(3)      5.0           1.75       5-3-03


                           Potential Realizable
                                 Value at
                              Assumed Annual
                              Rates of Stock
                            Price Appreciation
                             for Option Term
                        --------------------------
                        5% ($)             10% ($)
                        ------            --------

C. Richard Piazza      511,063           1,295,125
Stephen A. Dezember    0                         0
John G. Cowan          0                         0
Robert A. Swatek       49,534              125,527
Ralph E. Wolf          39,627              100,422


   The dollar amounts under the 5% and 10% columns in the Option/SAR Grants table are the result of calculations required by SEC rules and, therefore, are not intended to forecast possible future appreciation of the stock price of the Class A Common shares of the Company. Although permitted by SEC rules, the Company did not use an alternative formula or model to compute a grant date valuation because, given the Company's recent financial performance, the Company is not aware of any formula which will determine with any reasonable degree of accuracy a present value based on future unknown or volatile factors.

[FN]
 (1) This option became exercisable on September 24, 1993. Mr. Piazza resigned on January 21, 1994, and therefore his stock options terminate effective April 20, 1994, in accordance with his stock option agreement.

 (2) This option became exercisable to the extent of 10,002 shares on September 29, 1993, and becomes exercisable with respect to an additional 1,667 shares on each monthly anniversary thereafter (or, in the case of the last monthly increment to become exercisable, the balance of the option shares).

 (3) This grant of 36,000 shares is to be received as blocks of 12,000 shares each on the initial three annual employment anniversary dates. The initial option block became exercisable to the extent of 2,000 shares on November 3, 1993, and becomes exercisable with respect to an additional 333 shares on each monthly anniversary thereafter (or, in the case of the last monthly increment to become exercisable, the balance of the option shares). The second and third option blocks of 12,000 shares become exercisable to the same extent as this initial block effective November 3, 1994 and November 3, 1995, respectively, for the same amounts.


    The following table sets forth information with respect to the previously named executive officers regarding their exercise of options and SARs during the year ended December 31, 1993, and unexercised options and SARs held as of December 31, 1993. Note that no options were exercised during 1993:



       AGGREGATED OPTION/SAR EXERCISES DURING THE FISCAL YEAR ENDED
                             DECEMBER 31, 1993
                AND OPTION/SAR VALUES AT DECEMBER 31, 1993

                                                              Value of
                                            Number of       Unexercised
                                           Unexercised      In-the-Money
                   Shares                  Options/SARs     Options/SARs
                  Acquired                 at 12/31/93      at 12/31/93
                     on       Values           (#)              ($)
                  Exercise   Realized      Exercisable/     Exercisable/
Name                (#)        ($)        Unexercisable    Unexercisable
- - ----              --------   --------     -------------    -------------

C. Richard Piazza    0          0           500,000/0          0/0(1)
John G. Cowan        0          0            45,000/0          0/0(2)
Stephen A. Dezember  0          0         33,360/16,640        0/0(3)
Robert A. Swatek     0          0         15,012/44,988        0/0(4)
Ralph E. Wolf        0          0          2,667/33,333        0/0(5)

[FN]
  (1) Option exercise price $1.625 per share; market value at FY-End $1.125 per share.
  (2) Option exercise price $1.25 per share; market value at FY-End $1.125 per share.
  (3) Option exercise price $2.25 per share; market value at FY-End $1.125 per share.
  (4) Option exercise price $1.3125 per share; market value at FY-End $1.125 per share.
  (5) Option exercise price $1.75 per share; market value at FY-End $1.125 per share.



LONG-TERM INCENTIVE PLAN AWARDS

    The Omnibus Plan is administered by a committee (the "Plan Committee") of three (3) disinterested directors. The Plan Committee designates the officers and other employees of the Company who will participate in the Omnibus Plan and the amounts of awards, if any, to participants. Awards may include stock options, stock appreciation rights, restricted stock of the Company, incentive compensation in the form of shares of Common Stock of the Company and convertible debentures. Accordingly, the Omnibus Plan may be considered to be a long-term incentive plan. However, as of the date of this Proxy Statement, only incentive stock options have been awarded by the Plan Committee under the Omnibus Plan, as reflected in the tables above.


PROPOSED STOCK OPTION PLAN

    As of the Record Date, the Board of Directors had approved in principle a 1994 Stock Option Plan (the "1994 Plan"). The 1994 Plan provides for the issuance of non-qualified stock options and reserves five million (5,000,000) shares of Common Stock for the exercise of such options. The 1994 Plan will be administered by a committee of the Board, the majority of whom will be non-management. The committee will decide on the amount of the grant to any employee based on the employee's relative level of responsibility and contribution to the Company's goals and objectives. In general, options will be initially granted to substantially all of the Company's employees, and vesting of the options will be predicated on the Company's achievement of certain financial and customer satisfaction goals.

    Because of the changes in percentage ownership which would result from the issuance and exercise of the stock options under the 1994 Plan, the following table is designed to quantify the effect of such on existing stockholders.


                        PRO FORMA RECORD OWNERSHIP
                       REFORE AND AFTER THE APPROVAL
                       OF THE 1994 STOCK OPTION PLAN


                             No. of Common Shares(1)     % of Common Shares
                            Before             After       Before    After
                            ------             -----       ------    -----

BIL                       85,207,915(2)      85,207,915    84.76%    80.75%

All Other Stockholders
as a Group                15,315,438         15,315,438    15.24%    14.51%

Shares Issued Per the
1994 Plan                      -0-            5,000,000(3)  -0-       4.74%
                         -----------        ------------   -----     -----
Total                    100,523,353        105,523,353     100%      100%

[FN]
(1) For purposes of this chart, a total of 100,523,353 Common shares are deemed to be outstanding as of April 8, 1994 as follows: 72,199,612 shares actually outstanding; 25,799 Common shares issuable to past and current directors of the Company in lieu of certain directors fees; 889,379 shares issuable pursuant to options granted under the Company's 1990 Omnibus Stock Incentive Plan which are currently exercisable or will become exercisable within 60 days after April 8, 1994; 6,622,206 shares issuable upon conversion of the Series A Preferred Stock; 786,357 shares issuable upon conversion of the Series B Preferred Stock; and 20,000,000 shares issuable on conversion of the Series C Preferred Stock. The following shares are not included: approximately 83,650 shares issuable on exercise of outstanding options granted under the Company's 1981 Stock Option Plan (all of which are exercisable at exercise prices in excess of the highest closing price for the Class A Common shares for the 52-week period ended April 8, 1994, and which the Company accordingly believes are unlikely to be exercised within 60 days of April 8, 1994).

(2) Includes a total of 4,000 Common shares issuable to Robert G. Sutherland, Michael S. Dreyer and Terry E. Vandewarker, respectively, in lieu of cash payment of certain director fees. Messrs. Dreyer and Vandewarker are former directors of the Company. Pursuant to the terms of their employment or consulting arrangements with BIL and its affiliates, Messrs. Sutherland, Dreyer and Vandewarker have assigned such shares to BIL.

(3) Assumes that 5,000,000 shares of Common Stock are issued under the 1994
    Plan.


    Upon finalization of the 1994 Plan by the Board of Directors, the stockholders of the Company will be asked to approve the 1994 Plan.



                      DEFINED BENEFIT RETIREMENT PLAN

    The Company's current retirement plan for its domestic employees is a defined benefit pension plan under which a participant, retiring on his or her normal retirement date, is entitled to an annual pension equal to the sum of a Past-Service Benefit and a Future-Service Benefit:

    Past-Service Benefit is equal to the number of years of credited service prior to January 1, 1980, multiplied by the sum of: (a) 1% of the first $9,000 of the past-service rate of compensation, plus (b)
    1 1/2% of such compensation in excess of $9,000. An employee's past-service rate of compensation is equal to the lesser of: (a) the employee's 1979 W-2 compensation, or (b) the average of the annual W-2 compensation for the five (5) consecutive years that will produce the highest average annual compensation as determined at retirement.

    Future-Service Benefit for each year of future credited service, beginning with 1980, is equal to: (a) 1% of each year's compensation (W-2 earnings) that is less than or equal to 80% of the maximum compensation covered by Social Security, plus (b) 1 3/4% of such compensation above the Social Security wage base for the year. Effective May 1, 1991, the Company suspended Future Service Benefit accruals. Participating employees will, however, continue to earn credit for purposes of satisfying service requirements for vesting, early retirement and disability benefits.

    The following table projects annual pension annuities payable for life under the Company's defined benefit retirement plan at the normal retirement date for an employee retiring in 1994 with the specified years of credited service with the Company:



                            PENSION PLAN TABLE

                           Years of Credited Service at Retirement
Career Average           -------------------------------------------
Remuneration(1)           10        20        30        40        50
                         ----      ----      ----      ----      ----

   $ 50,000            $ 6,318   $13,383   $20,433  $ 27,483  $ 34,533
   $100,000             15,068    29,758    44,308    58,856    73,408
   $150,000             23,818    46,133    68,183    90,233   112,283
   $200,000(2)          32,538    62,508    92,058   121,878   151,158

[FN]
(1) Annual benefits payable in 1994 will reflect the maximum annual benefit limit of $118,800 under the Internal Revenue Code of 1986, as amended. This maximum is subject to future annual cost of living adjustments under applicable Treasury regulations.

(2) Under the Omnibus Budget Reconciliation Act of 1993, annual salary in excess of $150,000, (as indexed), must be ignored in determining annual benefit accruals subsequent to 1993.

    As indicated above, future service benefit accruals were suspended by the Company effective May 1, 1991. Accordingly, none of the individuals named in the table of the five (5) highest paid executive officers in fiscal 1992 has any years of credited service as of December 31, 1993.




                       COMPARATIVE STOCK PERFORMANCE

The following illustrates for the purpose of comparison the cumulative total returns (assuming reinvestment of dividends) of the Company's Class A Common shares and Class B Common shares (single class after November 18,
1993), the Standard & Poors 500 Composite Stock index ("S&P 500"), and the Standard & Poors Health Care Composite Index ("Health Care Composite"). This presentation assumes an initial investment of $100 in each of the four options on December 31, 1988 and illustrates the return history for each option through December 31, 1993.

                   COMPARISON OF CUMULATIVE TOTAL RETURN
           E&J COMMON, S&P 500, AND HEALTH CARE COMPOSITE INDEX
                          (12/31/88 -- 12/31/93)

                          1989      1990      1991      1992      1993
                          ----      ----      ----      ----      ----

E&J-A Common              $105       $13       $26       $18       $15
E&J-B Common              $106       $17       $31       $16       $14
S & P 500                 $132      $127      $166      $179      $197
Health Care Composite     $133      $150      $226      $186      $210




COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    The Board of Directors does not have a standing Compensation Committee.

    The following persons were members of the Board during the fiscal year ended December 31, 1993 and served as officers or employees of the Company where noted:


Name                     Position with the Company
- - ----                     -------------------------

Dianne J. Jennings       None

Robert C. Sherburne      None

Randall D. Humphreys (4) Consultant to  the Company  from January  1992  to
                         June 1992; Executive Vice President and Chief Operating Officer from June 30, 1992 to March 31, 1993

B. D. Hunter (1)         None

Joseph A. Newcomb (2)    Secretary of  the Company  since March  17,  1992;
                         Executive Vice President and General Counsel of the Company since December 15, 1992

C. Richard Piazza (3)    President and Chief Executive Officer from October
                         5, 1993 to January 21, 1994

Robert G. Sutherland     Chairman of  the Board  since September  4,  1991;
                         Executive  Chairman  and  Acting  Chief  Executive
                         Officer from December 18, 1992 to October 5, 1993

[FN]
(1) Mr. Hunter was formerly an officer of the S&D Subsidiaries, as defined in "CERTAIN TRANSACTIONS - Smith & Davis Acquisition and Related Settlement Agreements" below. Mr. Hunter resigned from the Board as of April 11, 1994.

(2)  Mr. Newcomb resigned from the Board as of October 1, 1993.

(3)  Mr. Piazza resigned from the Board as of January 21, 1994.

(4)  Mr. Humphreys resigned from the Board as of January 21, 1994.


    Mr. Hunter, and certain affiliates of Mr. Hunter, and the Company were parties to the Smith & Davis Acquisition (as defined in "CERTAIN TRANSACTIONS - Smith & Davis Acquisition and Related Settlement Agreements") on March 15, 1990. Subsequent to completion of the Smith & Davis Acquisition, certain disputes arose among the Company and BIL, on the one hand, and Mr. Hunter and certain of his affiliates on the other hand, which disputes were resolved as of September 16, 1992. See "CERTAIN TRANSACTIONS - Smith & Davis Acquisition and Related Settlement Agreements."

    Mr. Sutherland is, and Messrs. Newcomb and Humphreys were, directors and officers of certain affiliates of BIL. BIL has advanced the Company funds for working capital and other operating purposes. See "CERTAIN TRANSACTIONS - BIL; - BIL Acquisition of Restructured Bank Debt; - Additional Loans by BIL to the Company; Debt Conversion Transaction."

    During the fiscal year ended December 31, 1993, no officers or employees of the Company or any of its subsidiaries, who were not otherwise members of the Board, participated in deliberations of the Company's Board concerning executive officer compensation. Furthermore, during such fiscal year, there were no interlocking relationships between any executive officer of the Company and any other entity.


REPORT OF THE BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION

    As indicated above, the Board of Directors does not have a standing Compensation Committee. The Board is responsible for developing and implementing the Company's executive compensation program and determines on an annual basis the nature and amount of compensation to be paid to the President and Chief Executive Officer and to the other executive officers of the Company.

    The compensation program for executive officers, including the President and Chief Executive Officer, currently consists of annual base compensation, an annual cash bonus and participation in the Company's Omnibus Plan. By linking bonus amounts and realization of benefits under the Omnibus Plan to Company performance, the Board seeks to align the financial interests of the Company's executive officers with those of its stockholders.

    The Board believes that in order to reward, incentivize and retain capable management, each executive officer should receive compensation that is both competitive and reflective of the Company's performance. In addition, the Board believes each executive officer's compensation should reflect the experience, personal performance and responsibility level of that executive officer.

    ANNUAL BASE COMPENSATION. As part of the process of establishing annual base compensation, the Board reviews the annual base compensation of executive officers in equivalent positions in organizations similar to the Company, as understood to exist and as reported in independent compensation surveys with respect to the health care industry. In addition, the Board reviews the performance of each executive officer in relation to the overall performance of the company and considers factors such as the experience and responsibility of each executive officer, including such executive officer's performance of special projects and assignments. Since the Board believes that the evaluation of executive officer performance should not be limited to a formulaic approach, the Board considers a wide range of objective and subjective criteria, including the Company's general level of performance as evidenced by its earnings and profits, and each executive officer's individual level of performance under the particular circumstances involved.

    ANNUAL CASH BONUS. The annual cash bonus, if any, paid to each executive officer, including the President and Chief Executive Officer, is determined, in the discretion of the Board, on the basis of the overall performance and profitability of the Company in the year then ending and the Board's evaluation of the executive officer's performance and responsibility in relation thereto. The Board has determined that no annual cash bonus will be paid to the Company's executive officers for the year ending December 31, 1993.

    The recently enacted Revenue Reconciliation Act of 1993 (the "Act") precludes the Company from taking a deduction for certain compensation in excess of $1 million per year paid or accrued with respect to the Chief Executive Officer and the four other highest paid Executive Officers on and after January 1, 1994. As of the Record Date, neither the Board nor the Company has taken any action to qualify compensation (not otherwise qualified under the Act) for deduction by the Company. Based on present levels of compensation, it does not appear that any of the named Executive Officers' non-deductible compensation will exceed $1 million in 1994.



                           CORPORATE GOVERNANCE

ROLE OF STOCKHOLDERS

    While management of the Company is entrusted to the Board of Directors, the stockholders are the owners of the Company and have the power to control the Company through the election of directors. Except for vacancies filled by the Board, directors are elected annually by the stockholders.


RESPONSIBILITIES OF THE BOARD OF DIRECTORS

    Except for matters reserved to the stockholders, the Bylaws empower the Board of Directors to exercise all the authority and power of the Company as permitted by law and the Certificate of Incorporation. While the Board of Directors has the responsibility for directing the management of the Company, the Chief Executive Officer, under the control of the Board, is responsible for the general supervision and direction of the business and affairs of the Company. Illustrative of the matters that come before the entire Board for action are those dealing with the policy and direction of the Company, annual and longer-term financial and operating plans, significant capital expenditures and dispositions of properties, and review of the Company's performance and developments affecting the Company's business.


MEETINGS OF THE BOARD

    Regular meetings of the Board generally are held on a bi-monthly basis. Special meetings are called when necessary. During the Company's fiscal year ended December 31, 1993, there were ten (10) Board meetings, including four (4) telephonic meetings. All current directors attended more than 75% of the meetings of the Board and of Board committees on which they served.


COMMITTEES OF THE BOARD

    The standing committees of the Board are the Audit Committee and the Human Resources Committee. Membership from January 1, 1993 through May 25, 1993 was as follows: Audit Committee -- Robert C. Sherburne, Chairman, B.
D. Hunter, Dianne J. Jennings and Joseph A. Newcomb; Human Resources Committee -- Dianne J. Jennings, Chairman, B. D. Hunter and Robert C. Sherburne. Membership from May 26, 1993 through January 20, 1994 was as follows: Audit Committee -- Robert C. Sherburne, Dianne J. Jennings, Randall D. Humphreys and Joseph A. Newcomb (Mr. Newcomb resigned from the Board of Directors as of October 1, 1993); Human Resources Committee -- Dianne J. Jennings, Chairman, Robert C. Sherburne and Robert G. Sutherland. Membership from January 21, 1994 to the Record Date was as follows: Audit Committee -- Robert C. Sherburne, Dianne J. Jennings and Charles D. Yie; Human Resources Committee -- Robert C. Sherburne, Dianne J. Jennings and Charles D. Yie. The Board of Directors also has an ad-hoc Nominating Committee.


AUDIT COMMITTEE

    The Audit Committee has responsibility for recommending to the Board of Directors a firm of independent accountants to audit the Company's accounts, for reviewing the scope and results of audits, for reviewing both the auditors' recommendations to management and the response of management to such recommendations, and for reviewing the adequacy of internal financial and accounting controls. In fiscal 1993, this committee met two
(2) times.


HUMAN RESOURCES COMMITTEE

    The Human Resources Committee recommends to the Board of Directors the salary and bonus levels of officers and directors of the Company, and is informed by management of the compensation levels of key management personnel in all subsidiaries. It also administers the 1981 Plan. In fiscal 1993, this committee did not meet formally, but the general topics of salary, bonuses and aggregate compensation levels for officers, directors and key management personnel were discussed at several regular meetings of the Board.


NOMINATING COMMITTEE

    The ad hoc Nominating Committee considers as potential director nominees persons recommended by stockholders. Stockholder recommendations should, where possible, include a brief description of the potential nominee's business background for the last five (5) years and a list of other publicly held companies of which the potential nominee is a director. Recommendations should be submitted to the ad hoc Nominating Committee in care of the Secretary of the Company by December 17, 1994.


COMPENSATION OF DIRECTORS

    From January 1, 1993 through March 31, 1993, the directors were not compensated for their service on the Board or any committees thereof. Effective April 1, 1993, the directors who were not employed by the Company or its subsidiaries received $500 for each Board meeting and Committee meeting attended. The amounts paid for the fiscal year ended December 31, 1993 were as follows:

               B.D. Hunter                 $4,000
               Randall D. Humphreys        $4,750
               Dianne J. Jennings          $6,000
               Joseph A. Newcomb              -0-
               Robert C. Sherburne         $7,500
               Robert G. Sutherland        $  500


    Under the Retirement Plan for Non-Employee Directors adopted June 1, 1987, as amended on October 24, 1989, a non-employee director age 65 or older who retires as a director after completing at least five (5) years of service, and who is not otherwise eligible to receive retirement benefits under any tax-qualified retirement plan of the Company or any of its subsidiaries, is entitled to receive the following percentage of the annual director retainer in effect at the time of his retirement as an annual retirement benefit:

                                    Percentage of Annual
                Years of           Retainer Paid as Annual
                Service              Retirement Benefit

                   5                        25%
                   6                        30%
                   7                        35%
                   8                        40%
                   9                        45%
                  10                        50%
                  11                        60%
                  12                        70%
                  13                        80%
                  14                        90%
                  15                       100%


    The annual retirement benefit is payable in monthly installments for a period equal to the retiring director's completed years of service, or until his death, whichever occurs first. Benefit payments are to continue to be made to a retiring director's surviving spouse for the remaining benefit period after the retiring director's death, up to a maximum of ten
(10) years.

    On April 4, 1990, the Board of Directors voted to suspend director benefits payable under the Retirement Plan for non-employee directors. Retired directors will not receive such benefits until payments are reinstated by the Board.

    Retirement benefit payments have been, and to the extent they occur in the future, will be made from current operating revenues of the Company. Retired directors will not receive such payments until they are reinstated by the Board.

    The policy of the Company is to reimburse directors for out-of-pocket expenses incurred in attending Board and committee meetings and in traveling on Company business.


COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934

    Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers, and persons who own more than ten percent of a registered class of the Company's equity securities, to file with the Securities and Exchange Commission and the American Stock Exchange initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Officers, directors and greater than ten-percent stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

    To the Company's knowledge, based solely on review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended December 31, 1993 all Section 16(a) filing requirements applicable to its officers, directors and greater than ten-percent beneficial owners were complied with.



                           CERTAIN TRANSACTIONS

SMITH & DAVIS ACQUISITION AND RELATED SETTLEMENT AGREEMENTS

    On March 15, 1990, the Company purchased five (5) wholly-owned subsidiaries (the "S&D Subsidiaries") of HUNTCO Manufacturing, Inc. ("Huntco") for $13,356,000 ($4,500,000 in cash plus 984,000 shares of Class
A Common stock of the Company which were valued at $9.00 per share for purposes of the acquisition).

    In November 1988, the Company entered into a Purchase and Sale Agreement pursuant to which Huntco Health Care, Inc. ("Health Care"), an affiliate of Huntco, acquired inventory from the Company and the Company acquired inventory from Health Care. Concurrently, the Company entered into Distributorship Agreements and various other documents with Health Care and certain other parties pursuant to which the Company became a distributor of certain products of Health Care and Health Care became a distributor of certain products of the Company. In connection with accounts payable arising in the course of those distributorship relationships, Health Care issued to the Company a note in the original principal amount of $4,791,809 (the "Health Care Note") backed by affiliate guaranties by B. D. Hunter (the "Hunter Guaranty"), by Huntco Acquisitions Holding, Inc. (the "Huntco Acquisitions Holding Guaranty") and by Huntco (the "Huntco Guaranty"). In addition, Health Care posted a note receivable (the "Collateral Note") payable by Huntco Acquisitions Holding, Inc. to B.
D. Hunter as collateral for the Health Care Note. In connection with the Smith & Davis Acquisition, the Company agreed to release the Hunter Guaranty, the Huntco Acquisitions Holding Guaranty, the Huntco Guaranty and the Collateral Note. As a result, the $4,791,809 Health Care Note became an unguaranteed unsecured obligation.

    Subsequent to completion of the Smith & Davis Acquisition, certain disputes arose among the Company and BIL, on the one hand (the "Company Parties"), and B. D. Hunter, Huntco and HMH Investments, Inc., on the other hand (the "Huntco Parties"), relating to potential adjustments to the purchase price paid in connection with the Smith & Davis Acquisition, the value of the S&D Subsidiaries and of the Company shares issued to Huntco in connection with the Smith & Davis Acquisition and the replacement of that portion of a letter of credit (the "Original Letter of Credit") attributable to the business activities of the S&D Subsidiaries. On September 16, 1992, the Company Parties and Huntco Parties settled such disputes on the following principal terms: (a) $750,000 of the Original Letter of Credit was deemed attributable to the S&D Subsidiaries (the "S&D Portion") and $250,000 of the Original Letter of Credit was deemed attributable to other business interests of the Huntco Parties (the "Huntco Portion"); (b) by October 2, 1992, the Company Parties were to obtain a substitute letter of credit (the "Substitute Letter of Credit") (i) to replace the S&D Portion of the Original Letter of Credit or, (ii) if the creditors of the S&D Subsidiaries relying on the Original Letter of Credit for security refused to accept a substitute for the Original Letter of Credit to replace the Substitute Letter of Credit as collateral for the S&D Portion of the Original Letter of Credit, the Company Parties were to pay
B. D. Hunter $5,000 for each 30-day period (or portion thereof) after October 2, 1992 that the Company Parties failed to obtain the Substitute Letter of Credit; (c) the Huntco Parties were to reimburse the Company Parties for any draw against the Substitute Letter of Credit (or the S&D Portion of the Original Letter of Credit) which should have been made against the Huntco Portion of the Original Letter of Credit and the Company Parties were to reimburse the Huntco Parties for draws made against the Huntco Portion of the Original Letter of Credit which should have been made against the Substitute Letter of Credit (or the S&D Portion of the Original Letter of Credit); (d) the Huntco Parties were provided an aggregate $200,000 credit against products manufactured or sold by the S&D Subsidiaries; (e) the Company paid B. D. Hunter $50,000 for use of the S&D Portion of the Original Letter of Credit subsequent to the Smith & Davis Acquisition; (f) HMH Investments, Inc. received certain demand and "piggy-back" registration rights with regard to the 984,000 Class A Common shares issued to Huntco in connection with the Smith & Davis Acquisition (which shares subsequently were sold by Huntco to HMH Investments, Inc.); (g) the Huntco Parties released the Company Parties from claims relating to the nature, amount and value of and adjustments to the purchase price paid in connection with the Smith & Davis Acquisition and/or any failure of the Company to replace the S&D Portion of the Original Letter of Credit in accordance with the Smith & Davis Acquisition purchase agreement; and (h) the Company Parties released the Huntco Parties from claims relating to the adjustment to the purchase price for the S&D Subsidiaries. In accordance with the foregoing, the Substitute Letter of Credit was issued on January 14, 1993 and the Company paid $7,500 on behalf of Mr. Hunter to his bank with respect to the S&D Portion of the Original Letter of Credit. Furthermore, the $200,000 credit against products manufactured or sold by the S&D Subsidiaries was fully utilized during 1993.

    B. D. Hunter owns 49% of HMH Investments, Inc. which is the beneficial owner of in excess of 5% of the outstanding Class A Common stock of the Company. Mr. Hunter is a Class B Director of the Company.



BIL

    ORIGINAL CONVERTIBLE NOTES. In March 1990, BIL advanced $8,100,000 to the Company in return for two 9% Subordinated Convertible Notes (the "Original Convertible Notes") of the Company. The first such Note, dated March 7, 1990, was in the original principal amount of $4,000,000. The second, dated March 15, 1990, was in the original principal amount of $4,100,000. The Original Convertible Note transactions were approved by a disinterested majority of the Board of Directors and were on terms that the Company believes were at least as favorable as if entered into with an unaffiliated third party. The outstanding principal balance of, and accrued, unpaid interest and certain costs incurred by BIL in connection with, the Original Convertible Notes were rolled over into the principal amount of the Amended Convertible Note (as described below). See "Restructure of BIL Debt" below.

    12% NOTE. On April 9, 1990, BIL loaned Everest & Jennings, Inc. ("E&J Inc.") $3,000,000 on an interim basis. E&J Inc.'s repayment obligation was evidenced by a Promissory Note (the "12% Note") bearing interest at the rate of 12% per annum, secured by a first priority security interest in Everest & Jennings, Inc.'s headquarters and manufacturing facility in Camarillo, California (the "Camarillo Property"), guaranteed by the Company, and contemplated that sums could be added to the principal amount thereof. On June 21, 1990, BIL advanced an additional $3,000,000 pursuant to the 12% Note, bringing the aggregate principal balance thereof to $6,000,000. The 12% Note was amended and restated as an Amended and Restated Promissory Note (as described below) on August 30, 1991. See "Restructure of BIL Debt" below.

    RESTRUCTURE OF BIL DEBT. As of August 30, 1991, the Company, E&J Inc., E&J Inc.'s wholly-owned subsidiary, The Jennings Investment Co. ("Jennings Investment"), and BIL entered into a Debt Restructure Agreement which provided for the restructure of approximately $14,100,000 in principal, plus accrued, unpaid interest and approximately $75,000 in costs, owed by the Company and E&J Inc. to BIL pursuant to the Original Convertible Notes and the 12% Note. Pursuant to that Debt Restructure Agreement, as of August 30, 1991, (a) the Company and E&J Inc. issued to BIL the Amended Convertible Note in the original principal amount of $9,247,430; (b) E&J Inc. issued to BIL an Amended and Restated Promissory Note (the "Amended Promissory Note") in the original principal amount of $6,931,069; (c) the Company, E&J Inc. and Jennings Investment granted or agreed to grant to BIL liens on and pledges of certain of their respective assets to secure performance of obligations under, and payment of indebtedness evidenced by, the Debt Restructure Agreement and the agreements and notes entered into or issued by the Company, E&J Inc. or Jennings Investment pursuant to the Debt Restructure Agreement (collectively, the "BIL Restructure Obligations");
(d) BIL and the Exchanging Stockholders entered into the A/B Exchange Agreements and the Offer and Election Agreements (see "Agreements with the Jennings Family" below); (e) the Company and E&J Inc. entered into an Environmental Indemnity Agreement pursuant to which they agreed to provide BIL with certain indemnifications against environmental liability which BIL might incur with respect to the grant by E&J Inc. to BIL of a security interest in the Camarillo Property; (f) Jennings Investment issued a Guaranty to BIL to guarantee performance and payment of certain of the BIL Restructure Obligations; and (g) Security Pacific National Bank (the "Bank") and BIL entered into an Intercreditor Agreement (the "Restructure Intercreditor Agreement") regarding their relative rights with respect to the BIL Restructure Obligations and the obligations of the Company and its subsidiaries to the Bank under an Amended and Restated Credit Agreement and related notes and agreements. On November 27, 1991, the Company, E&J Inc., Jennings Investment and BIL entered into Amendment No. 1 to Debt Restructure Agreement, which as amended by such amendment, is referred to herein as the "BIL Debt Restructure Agreement." The restructure of the BIL Debt pursuant to the foregoing documents is referred to herein as the "BIL Debt Restructure."


                PRINCIPAL TERMS OF RESTRUCTURE OF 12% NOTE

    The 12% Note was restructured, effective August 30, 1991, as follows:

AMENDED PROMISSORY NOTE: The Company and E&J Inc. issued the Amended Promissory Note on the following terms:

    Parties: The Amended Promissory Note was made by E&J Inc., as borrower, and is payable to BIL.

    Principal Amount: The Amended Promissory Note is in the original principal amount of $6,931,069 (the sum of the $6,000,000 principal amount of the 12% Note plus $931,069 constituting all accrued, unpaid interest due under the 12% Note on August 30, 1991).

    Term: The Amended Promissory Note is due on the earlier of (a) April 1, 1993, and (b) the date on which E&J Inc. sells the Camarillo Property. The Camarillo Property was sold on October 7, 1992. As of March 29, 1993, BIL agreed to extend the due date of the Amended Promissory Note to June 30, 1993.

    Interest: The Amended Promissory Note bears interest at an annual rate of 10.5%. All accrued, unpaid interest is payable at maturity.

    Security: The Amended Promissory Note was secured by a first priority deed of trust on the Camarillo Property.

    $6,000,000 was applied as payments against the balance of the 12% Note, $3,000,000 from the sale of Ortopedia GmbH and $3,000,000 from the sale of the Camarillo Property. The first priority deed of trust on the Camarillo Property was released by BIL upon its sale in October 1992.



                CONVERSION OF THE AMENDED CONVERTIBLE NOTE

    Pursuant to the terms of the Amended Convertible Note, the entire principal amount of that Note, together with accrued, unpaid interest thereon, automatically converted into 5,850,380 shares of Series A Preferred Stock of the Company on April 27, 1992. At the time of such conversion, the aggregate amount of principal and accrued, unpaid interest due under the Amended Convertible Note was $9,796,955.36; that amount converted into shares of Series A Preferred Stock at a per share conversion price equal to $1.67458437.

    The principal terms of the Amended Convertible Note were as follows:

    PRINCIPAL AMOUNT: The Amended Convertible Note was in the original principal amount of $9,247,430 (the sum of the $8,100,000 principal amount of the Original Convertible Notes, plus $1,072,430 constituting all accrued, unpaid interest due under the Original Convertible Notes, plus $75,000 in costs incurred by BIL in connection with the BIL Debt
Restructure).

    INTEREST RATE: The Amended Convertible Note bore interest at the rate of 9% per annum payable in annual installments on December 31 of each year beginning December 31, 1992.

    IN-KIND ELECTION: The Company and E&J Inc. could elect to pay any installment of interest under the Amended Convertible Note "in-kind" if they were not in default thereunder and if the election would not violate applicable law. No installment of interest became payable prior to conversion of the Amended Convertible Note. Accordingly, all accrued unpaid interest at the time of conversion was converted into shares of Series A Preferred Stock pursuant to the terms of the Amended Convertible Note.

    CONVERSION TERMS: Upon satisfaction of stated conditions, the entire principal amount plus accrued, unpaid interest under the Amended
Convertible Note automatically was convertible into shares of Series A Preferred Stock at a conversion price equal to $1.67458437 per share (subject to anti-dilution adjustment).



                PRINCIPAL TERMS OF SERIES A PREFERRED STOCK

    The principal terms of the Series A Preferred Stock are as follows:
Dividends -- the Series A Preferred Stock bears 9% cumulative dividends mandatorily payable (subject to applicable law) at the end of each fiscal quarter of the Company, in cash, or, at the option of the Company, in kind, as additional Series A Preferred Stock ("In-Kind Dividend Stock"); Conversion -- the Series A Preferred Stock is convertible into Class A Common shares (or, after effectuation of the Plan of Reclassification, into shares of the resulting Single Class Common Stock on a share-for-share basis, subject to anti-dilution provisions; Registration Rights -- the Series A Preferred Stock has registration rights as follows with respect to Class A Common shares (or Single Class Common Stock, if then authorized) issued upon conversion (for the purpose of registration) of Series A Preferred Stock and Class A Common shares (or Single Class Common Stock, if then authorized) which both were issued upon conversion (for a purpose other than registration) of shares of Series A Preferred Stock by BIL and are still held by BIL (collectively, the Series A Registration Shares"):
(a) the holders of the greater of (i) 2,761,112 shares of Series A Preferred Stock, or (ii) 50% or more of the sum of (x) the number of shares of Series A Preferred Stock then outstanding, plus (y) the Class A Common shares (or Single Class Common Stock, as applicable) which both were issued on conversion of Series A Preferred Stock by BIL and are still held by BIL, may make a one-time demand that the Company register the distribution of the Series A Registration Shares; and (b) the holders of Series A Registration Shares have the right to request that the distribution of such Series A Registration Shares be included in any registration statement under the Securities Act of 1933 filed by the Company (with the exception of certain stock option, merger and exchange registration statements); Voting Rights -- the Series A Preferred Stock has the same voting rights as, and the right (except as limited by applicable law) to vote together with, the Class A Common shares (or Single Class Common Stock, if then authorized); Redemption -- the Series A Preferred Stock is redeemable at the Company's option (a) until the second anniversary of conversion of the Amended Convertible Note at a per share redemption price of $1.67458437, and (b) from and after the seventh anniversary of conversion of the Amended Convertible Note at a per share redemption price equal to (i) for all shares except the In-Kind Dividend Stock, $1.67458437, and (ii) for the In-Kind Dividend Stock an amount equal to 150% of the "market price" of the Class A Common shares (or, if applicable, Single Class Common Stock) as of the redemption date; Sinking Fund -- there is no sinking fund requirement for redemption of the Series A Preferred Stock; and Liquidation Preference
- - -- the Series A Preferred Stock has a liquidation preference per share equal to $1.67458437. Except to the extent the Company is restricted under applicable law from so doing, the terms of the Series A Preferred Stock do not restrict the Company from repurchasing or redeeming the Series A Preferred Stock while there is an arrearage in the payment of dividends.


                 BIL ACQUISITION OF RESTRUCTURED BANK DEBT

    On August 10, 1987, the Company and E&J Inc. entered into a Credit Agreement (the "Original Credit Agreement") with the Bank, pursuant to which the Bank advanced loans to, and issued letters of credit for the account of, the Company and E&J Inc. The Original Credit Agreement expired on December 31, 1989. As of August 30, 1991, the Company and E&J Inc. entered into an Amended and Restated Credit Agreement with the Bank to restructure the expired credit arrangements. Pursuant thereto, (a) the Company and E&J Inc. issued an Amended and Restated Promissory Note to the Bank in the aggregate principal amount of $31,000,000 (the "Bank Loan");
(b) the Company and certain of its subsidiaries granted to the Bank liens on or pledges of certain of their respective assets to secure performance of the obligations and payment of the indebtedness which was the subject of the Amended Credit Agreement (the "Restructured Bank Obligations"); (c) the Company and E&J Inc. entered into an Environmental Indemnity Agreement pursuant to which they agreed to provide the Bank with certain indemnifications against environmental liability which the Bank might incur as a result of the grant to the Bank by E&J Inc. of a security interest in the Camarillo Property; (d) Jennings Investment issued a Guaranty of certain of the Restructured Bank Obligations to the Bank; and (e) the Bank entered into the Restructure Intercreditor Agreement. On November 27, 1991, the Company, E&J Inc. and the Bank entered into Amendment No. 1 to First Amended and Restated Credit Agreement (the "First Bank Amendment"). The First Bank Amendment extended the repayment dates of the Bank Loan, such that the Bank Loan would be payable on the dates described above. See "Principal Terms of Restructured Bank Debt" above.

    On February 21, 1992, BIL, for $17,000,000 in cash, acquired the Bank's entire interest in the Bank Loan and its interest under the foregoing documents (the "Bank Interest"). The Bank Interest acquired by BIL included the right to acquire shares of Series B Preferred Stock (see "Principal Terms of Restructured Bank Debt" below) but expressly excluded the Bank's interest under outstanding letters of credit issued by the Bank under the First Amended and Restated Credit Agreement. In connection with that acquisition, BIL committed to the Bank that those letters of credit would be replaced and Brierley Investments Limited (an affiliate of BIL) guaranteed payment of any amount drawn on such letters of credit prior to their replacement. As of February 21, 1992, the Company, E&J Inc. and BIL entered into (a) a Consent Agreement (the "Consent Agreement") and (b) Amendment No. 2 to First Amended and Restated Credit Agreement (the "Second Bank Amendment"). The Second Bank Amendment amended the Amended Credit Agreement by changing the place and manner of payments and the address for required notices.

    The First Amended and Restated Credit Agreement, as amended by the First Bank Amendment and the Second Bank Amendment, is referred to herein as the "Amended Credit Agreement." The restructure of the Bank Loan pursuant to the foregoing documents is referred to herein as the "Bank Debt Restructure."

    In the Consent Agreement, the Company and E&J Inc. consented to BIL's acquisition of the Bank Interest, and BIL agreed, without compensation other than reimbursement of its reasonable out-of-pocket expenses, (a) to permit the Company and E&J Inc. to move their business and assets from Camarillo, California to Missouri, (b) to permit the Company and E&J Inc. to borrow up to $10 million and to obtain letters of credit of up to $6 million from a lender other than BIL as necessary for that move and for working capital, and (c) to release or subordinate its security interests under the BIL Debt Restructure Agreement (and security documents entered into pursuant thereto) and the Amended Credit Agreement (and security documents entered into pursuant thereto) as might reasonably be necessary to allow the Company and E&J Inc. to obtain such financing.

    In addition, BIL agreed that the Company would have the right, for a ten-day period ending March 2, 1992, to obtain a substitute lender to acquire the Bank Interest from BIL on terms no less favorable than those obtained by BIL. The Company did not obtain such a substitute lender.

    In the Consent Agreement, the Company and E&J Inc. agreed (a) to use their reasonable best efforts to assist BIL to comply with its obligations to the Bank to replace, on or before March 31, 1992, the letter of credit facility previously made available to the Company by the Bank, (b) to grant BIL a second priority security interest in any collateral with respect to which BIL releases its first priority security interest pursuant to the Consent Agreement, and (c) to grant to BIL a first priority security interest in otherwise unencumbered assets, if any, of the Company and its subsidiaries as necessary to replace the value of security interests released or subordinated by BIL pursuant to the Consent Agreement.


                 PRINCIPAL TERMS OF RESTRUCTURED BANK DEBT

    The Amended Credit Agreement provided for payment by the Company and E&J Inc. of the Bank Loan (the $31,000,000 aggregate amount of principal and accrued interest through September 1, 1990 under the note issued under the Original Credit Agreement) pursuant to an Amended and Restated Note (the "Amended Bank Note") dated as of August 30, 1991. Pursuant to the Amended Credit Agreement, the Bank Loan accrued interest from September 1, 1990 at an annual rate of 2.25% over the Bank's Prime Rate and was payable as follows:

        (a) the Company and E&J Inc. must pay at least $6,000,000 in principal on or before March 31, 1992; if such payment was made on a timely basis, payment of all interest accruing from September 1, 1990 through March 31, 1992 would be forgiven.

        (b) the Company and E&J Inc. must pay the balance of the principal amount of the Bank Loan on or before March 31, 1993; if the aggregate principal balance as of March 31, 1993 did does not exceed
     $13,000,000, payment of interest accruing from April 1, 1992 through March 31, 1993 would be forgiven.

    In addition to being entitled to make voluntary prepayments, the Company and E&J Inc. must apply the net proceeds of any sale by the Company or any of its subsidiaries of the Camarillo Property, of Ortopedia GmbH and of certain other assets (the proceeds from the sale of which are not used for operations in the normal course of business of the selling entity) to prepay the Bank Loan.

    The disposition of proceeds of a sale of the Camarillo Property were governed by the terms of the Restructure Intercreditor Agreement which provided that the net proceeds of such sale would be distributed to the Company and E&J Inc. and to BIL as follows: the first $14,000,000 of net proceeds of a sale of the Camarillo Property would be distributed as follows: to BIL for application against the Amended Promissory Note -- $3,000,000; to BIL (as successor in interest to the Bank) for application against the Bank Loan -- $11,000,000. Net proceeds between $14,000,000 to $17,000,000 would be paid to BIL (as successor in interest to the Bank) for application against the Bank Loan; net proceeds in excess of $17,000,000 would be paid to the Company and E&J Inc.

    On October 4, 1991, Jennings Investment sold its entire interest in Ortopedia GmbH and acquired a 15% interest in a newly formed parent company of Ortopedia GmbH. Pursuant to the Restructure Intercreditor Agreement, the Bank received $8,344,484.67 from the net proceeds of that sale and applied the same to reduce the principal balance of the Amended Bank Note. A portion of that payment satisfied the requirement that the Company pay at least $6,000,000 in principal prior to March 31, 1992. Accordingly, all interest accruing under the Amended Bank Note from September 30, 1990 through March 31, 1992 was forgiven.

    The Bank Loan was secured by a first priority security interest in the stock of certain subsidiaries of the Company and by a first priority security interest in certain other assets of the Company and E&J Inc. The Bank Loan was previously secured by a second priority deed of trust on the Camarillo Property which was released upon the sale of the property in October 1992. Proceeds of $8,082,000 from such sale were applied to the balance of the Amended Bank Note.


                     ISSUANCE OF BANK PREFERRED STOCK

    In consideration of the Bank Loan and the Bank's entry into the Amended Credit Agreement, the Company agreed to issue to the Bank that number of shares of Series B Preferred Stock of the Company which equals 4.9823% of the outstanding stock of the Company (regardless of class) after conversion of the Amended Convertible Note (the "Bank Preferred Stock"). In satisfaction of that requirement, as of April 27, 1992, the Company issued 786,357 shares of Series B Preferred Stock to BIL (as successor in interest to the Bank) and paid cash to BIL in lieu of 0.22 additional shares of Series B Preferred Stock.


                PRINCIPAL TERMS OF SERIES B PREFERRED STOCK

    As required by the Amended Credit Agreement, the principal terms of the Series B Preferred Stock include the following: Dividends -- the Series B Preferred Stock has the same right to dividends and distributions as the Class A Common shares of the Company (or the Single Class Common Stock, if authorized); Conversion -- the Series B Preferred Stock is convertible into Class A Common shares (or shares of Single Class Common Stock, if authorized) on a share-for-share basis, subject to anti-dilution provisions; Registration Rights -- there are registration rights as follows with respect to Class A Common shares (or shares of Single Class Common
Stock, if authorized) issued upon conversion (for the specific purpose of registration) of Series B Preferred Stock and Class A Common shares (or shares of Single Class Common Stock, if authorized) which both were issued upon conversion (for a purpose other than registration) of shares of Series
B Preferred Stock by BIL (as successor in interest to the Bank) and are still held by BIL (collectively "Series B Registration Shares"): (a) the holders of the greater of (i) 384,575 shares of Series B Preferred Stock, or (ii) 50% or more of the sum of (x) the number of shares of Series B Preferred Stock then outstanding, plus (y) the Class A Common shares (or shares of Single Class Common Stock, as applicable) which both were issued on conversion of shares of Series B Preferred Stock by the BIL (as successor in interest to the Bank) and are still held by the BIL, may make a one-time demand that the Company register the distribution of Series B Registration Shares; and (b) the holders of Series B Registration Shares have the right to request that the distribution of such Series B
Registration Shares be included in any registration statement under the Securities Act of 1933 filed by the Company (with the exception of certain stock option, merger and exchange registration statements); Voting Rights -
- - - the Series B Preferred Stock has the same voting rights as, and the right (except as limited by applicable law) to vote together with, the Class A
Common shares (or shares of Single Class Common Stock, as applicable); Redemption -- the Company, at its option may redeem the Series B Preferred Stock at any time prior to the seventh anniversary of the issuance date at a per share redemption price (the "Series B Redemption Price") equal to the quotient of (a) the aggregate amount of interest forgiven pursuant to the Amended Credit Agreement, divided by (b) the number of Bank Preferred
Shares issued to BIL; Sinking Fund -- there is no sinking fund requirement for redemption of the Series B Preferred Stock; and Liquidation Preference
- - -- the Series B Preferred Stock has a liquidation preference per share equal to the Series B Redemption Price plus accrued, unpaid dividends, if any. Except to the extent the Company is restricted under applicable law from so doing, the terms of the Series B Preferred Stock will not restrict the Company from repurchasing or redeeming the Series B Preferred Stock while there is an arrearage in the payment of dividends.


                    AGREEMENTS WITH THE JENNINGS FAMILY

    Pursuant to the Debt Restructure Agreement, as of August 30, 1990, the Company entered into Offer and Election Agreements with BIL and each of Elizabeth A. Jennings, as trustee, Sybil M. Jennings, as trustee, David D. Jennings and Dianne J. Jennings. Entry into the foregoing Offer and Election Agreements was a condition to BIL's obligations under the Debt Restructure Agreement. Dianne J. Jennings is a director of the Company.


                  ADDITIONAL LOANS BY BIL TO THE COMPANY

    BIL had agreed to loan the Company up to a total of $8,000,000 on an interim basis to provide cash necessary to accomplish the move of the Company's headquarters and wheelchair manufacturing facility from Camarillo, California to Missouri. However, due to various production and relocation problems experienced by the Company, BIL agreed to lend the following amounts to the Company:

        (i) For the period commencing April 3, 1992 through and including September 11, 1992, BIL lent a total of $15,000,000 to the Company, of which $11,000,000 was repaid to BIL upon the closing in October 1992 of a $20,000,000 revolving credit facility (the "Revolving Credit Facility") by the Company with The Hongkong and Shanghai Banking Corporation ("HSBC"). The repayment of the Revolving Credit Facility has been guaranteed by an affiliate of BIL.

        (ii) For the period commencing September 12, 1992 through and including March 31, 1993, BIL lent a total of $23,000,000 to the Company and $1,000,000 to one of the S&D Subsidiaries.

        (iii) For the period commencing April 1, 1993 through and including September 30, 1993, BIL lent a total of $17.1 million to the Company.


    In general, each of the loans referred to in (i), (ii) and (iii) above (the "Interim Loans") was evidenced by a secured promissory note (individually a "Promissory Note" and collectively the "Promissory Notes") which bore interest at 6.5% per annum. Accrued interest under each Promissory Note was payable in monthly installments commencing on the first of the month next succeeding the date the Interim Loan was made. However, the Company did not make, and BIL did not demand, payment of the monthly installments of interest. The principal balance and all accrued, unpaid interest due under each Promissory Note that relates to the Interim Loans referred to in (i) above were due on the date that the Company closed the Revolving Credit Facility with HSBC. As of such date, no accrued interest and $11,000,000 of principal were paid to BIL. BIL agreed to extend the due dates of the remaining $4,000,000 of Promissory Notes to September 30, 1993. The principal balance and all accrued, unpaid interest under each Promissory Note that relates to the Interim Loans referred to in (ii) above are generally due one year from the date of each Interim Loan.


                        DEBT CONVERSION TRANSACTION

    As of September 30, 1993, the Company, E&J Inc., Jennings Investment Co. and BIL entered into a Debt Conversion Agreement to provide for the conversion (the "Debt Conversion Transaction") of approximately $75 million in principal and accrued, unpaid interest (the "Converted BIL Debt"), owed by the Company and E&J Inc. to BIL pursuant to the Amended and Restated Credit Agreement, the Amended Promissory Note, and the Interim Loans. Pursuant to the Debt Conversion Agreement, (a) the Company and E&J Inc. issued to BIL a Convertible Promissory Note -- Common Stock (the "Common Stock Note") in the initial principal amount of $45 million and a Convertible Promissory Note -- Preferred Stock (the "Preferred Stock Note") in the original principal amount of $20 million; (b) BIL agreed to lend to E&J Inc. $5.7 million to allow E&J Inc. to repay the outstanding balance of cash advances owed by E&J Inc. to HSBC under Revolving Credit Facility; (c) Brierley Investments Limited, an affiliate of BIL, agreed to guarantee a letter of credit facility ("Letter of Credit Facility") between E&J Inc. and HSBC (or an alternative commercial lending institution) in an amount not exceeding $6 million through and including June 30, 1995; (d) BIL, as guarantor of the obligations of E&J Inc. under the Revolving Credit Facility, agreed to an amendment thereof whereby cash advances of up to $10 million were made available for E&J Inc.'s working capital needs; (e) the Company and E&J Inc. agreed to indemnify (the "Indemnification Obligation") BIL from and against any and all losses arising out of BIL's guarantee of the Letter of Credit Facility and the Revolving Credit Facility; (f) BIL agreed to lend to the Company and E&J Inc. up to $12.5 million pursuant to the terms of the Revolving Promissory Note; (g) BIL and the Company and E&J Inc. entered into a Security Agreement (the "Security Agreement") pursuant to which the Company and E&J Inc. granted a security interest in all of their assets to BIL to secure on a pari passu basis the obligations of the Company and E&J Inc. to BIL under the Common Stock Note, the Preferred Stock Note, the Revolving Promissory Note and the Indemnification Obligation; and (h) the Company and BIL entered into a Registration Rights Agreement pursuant to which the Company granted to BIL registration rights with respect to shares of Common Stock held as of the date of the Registration Rights Agreement and shares of Common Stock obtained by BIL as a result of the conversion of the Common Stock Note and Series C Preferred Stock issuable upon conversion of the Promissory Stock Note.

    The Company held a Special Meeting of Stockholders on December 31, 1993, to ratify and approve the Debt Conversion Transaction. Concurrent with ratification and approval of the Debt Conversion Transaction, the Company's stockholders approved and adopted amendments to the Company's Certificate of Incorporation to increase the number of authorized shares of Common Stock from 25,000,000 to 120,000,000 and to increase the number of authorized shares of Preferred Stock from 11,000,000 to 31,000,000 (the "Recapitalization Proposals").

    BIL had agreed, upon stockholder approval of the Debt Conversion Transaction and the Recapitalization Proposals, to advance E&J Inc. $10 million to pay HSBC the cash advance it made to E&J Inc. under the Revolving Credit Facility. Such advance by BIL to E&J Inc. would result in an increase in the principal amount of the Common Stock Note from $45 million to $55 million. However, subsequent to the Special Meeting of Stockholders, BIL and E&J Inc. agreed to transfer $10 million from the Revolving Promissory Note to the Common Stock Note, thus increasing the balance of the Common Stock Note to $55 million.

    The Common Stock Note was scheduled to mature on March 31, 1994, bear interest at the rate of 8% per annum from and after March 31, 1994, and was secured by a lien on and security interest in all assets of the Company and E&J Inc. on a pari passu basis with the repayment and other obligations of the Company and E&J Inc. under the Preferred Stock Note, the Revolving Promissory Note and the Indemnification Obligation. The Common Stock Note was subordinated to all debt borrowed by the Company or E&J Inc. from, or the payment of which had been guaranteed by the Company or E&J Inc. to, HSBC, the Pension Benefit Guaranty Corporation, Congress Financial Corporation and any other financial institution constituting a principal lender to the Company and/or E&J Inc.

    The Common Stock Note was convertible into that number of shares of Common stock equal to the outstanding principal balance of that Note at conversion divided by a stated conversion price ($1.00 per share, subject to antidilution adjustment). The Common Stock Note automatically converted in full upon satisfaction of all of the following conditions:
(a) ratification of the Debt Conversion Transaction by the stockholders of the Company; (b) approval and adoption of the Common Stock Amendment and the Preferred Stock Amendment by the stockholders of the Company; (c) the filing and effectiveness of an amendment to the Company's Certificate of Incorporation to effect the Common Stock Amendment and the Preferred Stock Amendment; (d) adoption by the Board of Directors of resolutions to designate the Series C Preferred Stock and the filing and effectiveness of a Certificate of Designations of the Series C Preferred Stock (the "Series C Certificate of Designations"); (e) reservation of a sufficient number of shares of Series C Preferred Stock for issuance on conversion of the Preferred Stock Note; (f) reservation of a sufficient number of Common shares for issuance on conversion of the Common Stock Note and the Series C Preferred Stock issued on conversion of the Preferred Stock Note; and
(g) approval for listing on the American Stock Exchange of the Common shares issuable on conversion of the Common Stock Note and the Series C Preferred Stock issued on conversion of the Preferred Stock Note. BIL waived condition (g), and the Common Stock Note converted into 55 million shares of Common stock on January 12, 1994.

    The Preferred Stock Note was scheduled to mature on March 31, 1994, bear interest at the rate of 8% per annum from and after March 31, 1994, and was secured by a lien on and security interest in all assets of the Company and E&J Inc. on a pari passu basis with the repayment and other obligations of the Company and E&J Inc. under the Common Stock Note, the Revolving Promissory Note and the Indemnification Obligation. The Preferred Stock Note was subordinated to all debt borrowed by the Company or E&J Inc. from, or the payment of which had been guaranteed by the Company or E&J Inc. to, HSBC, the Pension Benefit Guaranty Corporation, Congress Financial Corporation and any other financial institution constituting a principal lender to the Company and/or E&J Inc.

    The Preferred Stock Note was convertible into a number of shares of Series C Preferred Stock equal to the outstanding principal balance of that Note at conversion divided by a stated conversion price ($1.00 per share, subject to antidilution adjustment). The Series C Preferred Stock is convertible into shares of Common stock on a one-for-one basis. The Preferred Stock Note automatically converted in full upon satisfaction of all of the following conditions: (a) ratification of the Debt Conversion Transaction by the stockholders of the Company; (b) approval and adoption of the Common Stock Amendment and the Preferred Stock Amendment by the stockholders of the company; (c) the filing and effectiveness of an amendment to the Company's Certificate of Incorporation to effect the Common Stock Amendment and the Preferred Stock Amendment; (d) adoption by the Board of Directors of resolutions to designate the Series C Preferred Stock and the filing and effectiveness of a Certificate of Designations of the Series C Preferred Stock (the "Series C Certificate of Designations");
(e) reservation of a sufficient number of shares of Series C Preferred Stock for issuance on conversion of the Preferred Stock Note;
(f) reservation of a sufficient number of Common shares for issuance on conversion of the Common Stock Note and the Series C Preferred Stock issued on conversion of the Preferred Stock Note; and (g) approval for listing on the American Stock Exchange of the Common shares issuable on conversion of the Common Stock Note and the Series C Preferred Stock issued on conversion of the Preferred Stock Note. BIL waived condition (g), and the Preferred Stock Note converted into 20 million shares of Series C Convertible Preferred Stock on January 12, 1994.


                PRINCIPAL TERMS OF SERIES C PREFERRED STOCK

    The principal terms of the Series C Preferred Stock are as follows:
Dividends -- 7% cumulative dividends mandatorily payable (subject to applicable law), commencing after the Company achieves two consecutive fiscal quarters of operating profit, accruing as of the first day of such quarters, and payable on the first business day of each April, commencing with the first April following the end of the fiscal year in which the second of the consecutive fiscal quarters occurs and payable in kind, in shares of Common Stock ("In-Kind Dividend Stock"), at the option of the Company; Conversion - convertibility into Common shares on a share-for-share basis, subject to anti-dilution provisions; Registration Rights - as contained in the Registration Rights Agreement, and as follows with respect to shares of Common Stock issuable upon conversion of Series C Preferred
Stock: (a) the holder may make a one-time demand that the Company register distribution of shares of Common Stock for not less than 500,000 shares; and (b) the holder has the right to request that the distribution of its shares of Common Stock be included in any registration statement under the Securities Act of 1933 filed by the Company; Sinking Fund - none; Redemption - none; Preemptive Rights - none; Voting Rights - the same voting rights as, and the right (except as limited by applicable law) to vote together with, the Common shares; and Liquidation Preference - a liquidation preference per share equal to $1.00.


    LEASE TRANSACTION. An affiliate of BIL, Steego Corporation ("Steego"), is leasing to the Company the computer system and the telephone system which are located at the Company's facilities in St. Louis. Steego has entered into a back-to-back lease arrangement for such systems with Sentry Financial Corporation, which is not affiliated with either BIL or Steego.


    INTEREST OF CERTAIN PERSONS. Rodney F. Price and Robert G. Sutherland are directors of the Company. Messrs. Price and Sutherland are also directors of BIL. As a result of their respective positions with BIL, Messrs. Price and Sutherland may be deemed to have an indirect interest in the foregoing transactions.

REIMBURSEMENT TO BIL (USA) INC.

The Company has agreed to reimburse Mr. Sutherland's employer, BIL (USA) Inc., an affiliate of BIL, the following amounts:

        (a) $60,000 for the period of September 1, 1992 to December 31, 1992 for Mr. Sutherland's services and travel and related expenses; and
        (b) For the period of January 1, 1993 to September 30, 1993, $25,000 per month for Mr. Sutherland's services.

Additionally, for the period of January 1, 1993 to September 30, 1993, the Company agreed to pay Mr. Sutherland's temporary housing costs in St. Louis, provide a car for his use in St. Louis, and pay Mr. Sutherland's travel and entertainment expenses which pertained to the Company's business.


COMPENSATION TO DIRECTORS

    Please see "CORPORATE GOVERNANCE -- Compensation of Directors" above for information regarding payment of compensation to directors for services rendered to the Company.



                      EXPENSES OF PROXY SOLICITATIONS

    The principal solicitation of Proxies is being made by mail. However, certain officers, directors and employees of the Company, none of whom will receive additional compensation therefor, may solicit Proxies by telegram, telephone or other personal contact. The Company will bear the cost of the solicitation of the Proxies, including postage, printing and handling, and will reimburse the reasonable expenses of brokerage firms and others for forwarding solicitation materials to beneficial owners of shares.



                              ANNUAL REPORTS

    Included in the Company's Annual Report on Form 10-K, for the fiscal year ended December 31, 1993 are, among other things, a description of the Company's business, consolidated balance sheets of the Company and its subsidiaries for the fiscal years ended December 31, 1992 and December 31, 1993, the related statements of operations, stockholders' equity and cash flows for each of the three (3) fiscal years in the period ended December 31, 1993, and a financial summary for the five (5) fiscal years ended December 31, 1993. A copy of the Company's Annual Report on Form 10-K is being mailed to stockholders prior to, or together with this Proxy Statement. Stockholders are urged to read the Company's Annual Report carefully.

    Upon written request and payment of a copying charge of $.20 per page, the Company will furnish to any such stockholder a copy of the exhibits to the Annual Report on Form 10-K for the fiscal year ended December 31, 1993. Requests should be addressed to Joseph A. Newcomb, Secretary, Everest & Jennings International Ltd., 1100 Corporate Square Drive, St. Louis, Missouri 63132.



                 DATE FOR RECEIPT OF STOCKHOLDER PROPOSALS
                  FOR PRESENTATION AT 1995 ANNUAL MEETING

    Any proposal that a stockholder wishes to present for consideration at the 1995 Annual Meeting and which such stockholder wishes included in the Company's 1995 proxy materials must be received by the Company no later than December 17, 1994. This date provides sufficient time for inclusion of the proposal in the 1995 proxy materials.



                      OTHER BUSINESS TO BE TRANSACTED

    As of the date of this Proxy Statement, the Board of Directors knows of no other business to be presented for action at the Annual Meeting. As for any business that may properly come before the Annual Meeting, the Proxies confer discretionary authority in the persons named therein. Those persons will vote or act in accordance with their best judgment with respect thereto.



    YOU ARE URGED TO VOTE, SIGN, DATE AND RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED POSTAGE-PAID ENVELOPE AT YOUR EARLIEST CONVENIENCE, WHETHER OR NOT YOU CURRENTLY PLAN TO ATTEND THE ANNUAL MEETING IN PERSON.



                              BY ORDER OF THE BOARD OF DIRECTORS



                              JOSEPH A. NEWCOMB
                              Secretary


St. Louis, Missouri
April 22, 1994